Exhibit 99.1

American States Water Company Announces Approval by ACC of Increase in Rates

SAN DIMAS, Calif.--(BUSINESS WIRE)--October 13, 2009--American States Water Company (NYSE:AWR) announced that the Arizona Corporation Commission (“ACC”) approved on October 8, 2009 a rate increase for Chaparral City Water Company (“CCWC”), a subsidiary of AWR in Arizona. The rate increase will be effective on October 15, 2009 and is expected to generate additional annual revenues of approximately $1.7 million, a 23% increase over current revenues.

Despite its previous rulings, the ACC also ordered CCWC to treat the entire gain of $1,520,000 from a settlement agreement with the Fountain Hills Sanitary District (“FHSD”) as a reduction to rate base. In 2005, in an agreement with the FHSD, CCWC agreed to permanently cease using one of its wells in order for the FHSD to secure an Aquifer Protection Permit for its recharge system. Based on previous decisions ruled by the ACC on similar gains, CCWC recognized a net gain of $760,000 (50% of the proceeds) in 2005 related to the settlement agreement and established a regulatory liability for the remaining $760,000 pending the ACC’s review of this matter. However, on October 8, 2009, the ACC ordered the company to treat the entire settlement proceeds of $1,520,000 as a reduction to rate base. As a result, AWR will recognize a loss of $760,000, or $0.02 per share, during the third quarter of 2009, which effectively reverses the original gain recorded in 2005.

Acquired by American States Water Company in October 2000, CCWC is a public utility company serving approximately 13,000 customers in Fountain Hills, Arizona and a small portion of Scottsdale, Arizona.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 707